EXHIBIT 99.1

For immediate release                                                                              CONTACT: PAUL VITEK, CFO

                                                                                                                                          (972) 401-0090

                                                                                                                                         Release #04-10

CARBO CERAMICS INC. ANNOUNCES RECORD QUARTERLY EARNINGS

Conference Call Scheduled for Today, 9:00 a.m. Central Time

Irving, Texas (October 28, 2004) -- CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppant for use in the hydraulic fracturing of natural gas and oil wells, today announced record quarterly net income of $11.5 million, or $0.72 per share (on a diluted basis), on record revenues of $58.5 million for the quarter ended September 30, 2004. Revenues for the quarter increased 35 percent and net income increased 42 percent compared to the third quarter of 2003. For the nine months ended September 30, 2004, the company reported net income of $30.9 million, or $1.93 per diluted share, on revenues of $160.8 million, compared to net income of $20.3 million, or $1.29 per diluted share, on revenues of $121.2 million for the first nine months of 2003.

For the quarter, sales volume was a record 182 million pounds, an increase of 21 percent compared to the prior year's third quarter. The growth in sales volume was driven by strong international demand with overseas shipments for the quarter up 80 percent compared to the same period last year. Despite being slowed by wet weather during the quarter, Canadian sales volume for the third quarter of 2004 increased 13 percent compared to the same period last year. For the quarter, international shipments accounted for 50 percent of total sales volume. While U.S. demand remained strong, domestic sales volume declined 2 percent from the previous year's third quarter due primarily to a lack of product availability. The average selling price for the company's ceramic proppants increased approximately 6 percent in the third quarter compared to the same period a year earlier due to an increase in the sale of higher priced products and the impact of a price increase that went into effect in July 2004. Revenues for the third quarter of 2004 included a record $7.8 million from Pinnacle Technologies, Inc. compared to $3.6 million for the third quarter of 2003.

The company's third quarter operating profit margin increased to 31 percent from 30 percent for the third quarter of 2003. The improved margin is attributable to the increased selling price of ceramic proppant and increased revenues from Pinnacle Technologies. The benefit from higher utilization of the company's manufacturing facilities, which operated in excess of 100 percent of manufacturing capacity in the third quarter of 2004 compared to 98 percent in the third quarter of 2003, was offset by the impact of higher natural gas costs in the company's domestic production facilities. Selling, general and administrative expenses increased by $2.4 million compared to the third quarter of 2003 due primarily to increases in marketing and administrative expenses necessary to support higher sales activity and increased business development activities in Russia.

Year to date revenues increased 33 percent versus the previous year due primarily to a 27 percent increase in sales volume. Year to date net income increased 53 percent versus the prior year driven by strong worldwide demand for the company's products and services and improved operating performance at the company's manufacturing facilities. Operating profit margins for the nine months ended September 30, 2004, improved to 30 percent compared to 27 percent for the first nine months of 2003. Selling, general and administrative expenses for the nine months ended September 30, 2004, were $19.2 million, an increase of $5.0 million compared to the same period a year earlier. The increase was due primarily to greater marketing and administrative expenses necessary to support higher sales activity, increased business development activities in Russia, and increased research and product development activities.

CARBO Ceramics Third Quarter Earnings Release

October 28, 2004

Dr. C. Mark Pearson, President and Chief Executive Officer of CARBO Ceramics, stated, "This year's third quarter was another outstanding quarter for CARBO Ceramics. Demand for our value-creating proppants has remained strong across many geographic markets and has increased substantially in overseas regions. In addition, Pinnacle Technologies achieved the best results in its history as a number of major projects were completed during the quarter. While we expect to operate at full capacity again in the fourth quarter, we will be undertaking a major maintenance project at our existing McIntyre, Georgia facility that will have a negative impact on fourth quarter raw material costs and operating margins. The project will also result in a non-cash write-off of approximately $700,000 (on a pre-tax basis) representing the remaining book value of assets to be replaced. In addition, while the outlook for Pinnacle Technologies remains favorable, the timing of projects scheduled for the fourth quarter makes it unlikely that the business will repeat its record third quarter performance. Our biggest challenge over the next 18 months remains the addition of new manufacturing capacity within established budgets and schedules. In that regard, I am happy to report that we broke ground on our second manufacturing facility in McIntyre, Georgia on schedule earlier this month."

As previously announced, a conference call to discuss the company's third quarter and nine months results has been scheduled for today at 9:00 a.m. central time. To participate in the call, please dial 877-836-3879 and refer to Conference ID # 1430207. International callers should dial 706-679-7469. The call can also be accessed live or on a delayed basis via the company's Web site, www.carboceramics.com or by accessing the following URL: http://www.b2i.us/external.asp?b=498&id=438&from=pl&L=e

CARBO Ceramics Inc. is based in Irving, Texas.

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management's current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.

- tables follow -

CARBO Ceramics Third Quarter Earnings Release

October 28, 2004

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$ 58,482	$ 43,260	$ 160,843	$ 121,221
Operating expenses:
Cost of sales	33,126	25,487	92,827	73,963
Gross profit	25,356	17,773	68,016	47,258
Selling, general & administrative	7,312	4,890	19,154	14,157
Start-up costs	-	-	-	80
Loss on disposal of equipment	-	-	49	717
Total operating expenses	7,312	4,890	19,203	14,954
Operating profit	18,044	12,883	48,813	32,304
Net interest income	181	53	313	132
Other income (expense)	(41)	(19)	48	(133)
Income before income taxes	18,184	12,917	49,174	32,303
Income taxes	6,687	4,803	18,252	12,035
Net income	$ 11,497	$ 8,114	$ 30,922	$ 20,268

Earnings per share:
Basic	$ 0.72	$ 0.52	$ 1.95	$ 1.31
Diluted	$ 0.72	$ 0.52	$ 1.93	$ 1.29

Average shares outstanding:
Basic	15,945	15,562	15,896	15,522
Diluted	16,074	15,675	16,026	15,654

Depreciation and amortization	$ 3,193	$ 2,811	$ 8,963	$ 7,656

Selected Balance Sheet Information

	Sept. 30, 2004	Dec. 31, 2003
	(in thousands)
Total current assets	$ 130,997	$ 92,709
Net property, plant and equipment	121,546	116,664
Intangible assets, net	4,101	3,911
Total assets	278,484	235,124
Total current liabilities	19,968	16,432
Deferred income taxes	23,724	18,553
Shareholders' equity	234,792	200,139
Total liabilities and shareholders' equity	278,484	235,124

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